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                                                                     EXHIBIT 8.1
                                                     [LOYENS & LOEFF LETTERHEAD]

CNH Global N.V.
Schiphol Boulevard 217 WTC Airport
1118 BH Luchthaven Schiphol
The Netherlands


May 7, 2002




Dear Sirs,

We have acted as special Dutch tax counsel to CNH Global N.V., Schiphol Boulevard 217 WTC Airport, 1118 BH Luchthaven Schiphol, The Netherlands ("CNH") for the purpose of rendering an opinion as to certain matters of Dutch tax law in connection with the issue of 50,000,000 common shares in the capital of CNH with a par value of Euro 0.45 (the "Common Shares").

Capitalised terms used but not defined herein shall, unless the context otherwise requires, have the same meaning as ascribed to them in the Registration Statement (as defined below). Where the context so permits, reference herein to the plural includes the singular and vice versa.

For the purpose of rendering this opinion, we have examined and relied upon the following document:

     Form F 3 relating to CNH, to be filed with the U.S. Securities and Exchange Commission, dated May 7, 2002, a draft of which was sent to us by email on May 6, 2002.

The registration statement relating to the common shares is hereinafter referred to as the Registration Statement and the prospectus incorporated in the Registration Statement is hereinafter referred to as the Prospectus.

With your permission, we have made the following assumptions.

(i) The Registration Statement received by us electronically conforms to the original.

(ii) The Registration Statement, where applicable, has been or will be executed in the form submitted to and examined by us and referred to herein.

(iii) Each transaction entered into pursuant to or in connection with the Registration Statement is at arm's length.

(iv) Shares of the Company are not deemed to be and will not at any time after the date hereof be deemed to be real property for the purposes of Dutch transfer tax (overdrachtsbelasting), within the meaning of article 4, paragraph 1, of the Dutch Legal Transactions Taxes Act (Wet op belastingen van rechtsverkeer). Shares of the
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     Company are deemed to be real property when (i) the assets of the Company consist, either directly or on a consolidated basis as meant in article 4, paragraphs 4 and 5, of the Dutch Legal Transaction Taxes Act, predominantly of real property, situated in the Netherlands, either at the time of acquisition of the shares, or at any time during a period of one year preceding the acquisition, and (ii) such real property, taken as a whole, was at such time wholly or predominantly instrumental to the acquisition, alienation or exploitation of such real property. For purposes of the above, the term 'real property' includes, without limitation: deemed real property, rights over real property or deemed real property situated in the Netherlands, as well as economic interests in such property or rights.

We express no opinion as to any laws other than the tax laws of the Netherlands in force and in effect as at the date hereof. Where in this opinion English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Dutch law and be brought before a Dutch court. Furthermore, this opinion is subject to our General Conditions (a copy of which is attached hereto) which include a limitation of liability clause.

Based upon and subject to the foregoing, we are of the opinion that the statements set forth in the Prospectus that is part of the Registration Statement under the caption "Netherlands Taxation", insofar as they purport to constitute a summary of the laws referred to therein, are accurate and fair.

This opinion is addressed to you and may only be relied upon by you, and may not be relied upon by, be filed with or (except as required by applicable law) be transmitted to or filed with any other person, firm, company or institution without our prior written consent.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.


Yours faithfully,
Loyens & Loeff



/s/ LOYENS & LOEFF





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GENERAL CONDITIONS LOYENS & LOEFF

1. Loyens & Loeff is a partnership (maatschab) established at Amsterdam, under the laws of the Netherlands, consisting of professional corporations. A list of partners will be provided upon request.

2. Instructions to Loyens & Loeff or any of its partners or employees will be deemed to be instructions accepted by and carried out by Loyens & Loeff only. The provisions of Article 7:404 and 7:407 section 2 of the Dutch Civil Code will not be applicable.

3. Any liability of Loyens & Loeff is limited to the amount to which a claim is awarded under the firm's professional liability insurance(s) in the matter concerned, to be increased by the amount of the deductible which according to the terms and conditions of the insurance policy will not be for the account of the insurers, information about the (cover under the) professional liability insurance(s) entered into by Loyens & Loeff will be furnished upon request.

4. When engaging third parties on client matters, Loyens & Loeff will in so far as practically possible do so after consultation with the client concerned. It will exercise due care in selecting these third parties. Loyens & Loeff shall not be liable for any shortcomings of these third parties and is entitled, without prior consultation with the client (also) on behalf of the client to accept any liability restriction on the part of third parties it engages.

5. Anyone making use of the services of Loyens & Loeff grants advance authorisation to those performing the services to disclose to others of Loyens & Loeff not directly involved in the performance of the services the information which for the purpose of client care is useful and/or necessary to such others.

6. All relationships between Loyens & Loeff and its clients, as well as those who make use of its services, are governed by the laws of the Netherlands. Disputes shall be submitted exclusively to the competent court in Amsterdam, the Netherlands.

7. All rights of action and other powers of whatever nature vis-a-vis Loyens & Loeff related to services provided by Loyens & Loeff shall lapse in any event one year after the moment on which the party involved is aware or could reasonably be aware of the existence of these rights and powers.

8. These terms and conditions are stipulated not only for the benefit of Loyens & Loeff, but also for the benefits of its partners, including the (managing) directors thereof, and of all personnel of and other persons who are or have been employed by Loyens & Loeff.

9. These general conditions are drawn up in Dutch and in English, The Dutch text is binding.

Deposited with Registry of the Amsterdam District Court on 3 January 2000



1/1  General Conditions.doc